Exhibit 28 (j)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, and to the incorporation by reference in this Registration Statement (Form N-1A) (Post-Effective Amendment No. 38 to File No. 33-48220; Amendment No. 40 to File No. 811-06687) of The Gabelli Money Market Funds of our report dated November 23, 2016, included in the 2016 annual report to shareholders.

/s/ Ernst & Young LLP

New York, New York

January 25, 2017